Exhibit 10.3

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of November 9, 2015 (the “Effective Date”), by and between Health Insurance Innovations, Inc., a Delaware corporation (the “Company”) and Michael W. Kosloske (“Executive”).

WHEREAS, the Company desires to engage Executive as Founder, Executive Chairman of the Board of Directors and Chief of Product Innovation and Executive desires to accept such appointment in lieu of his position as Chief Executive Officer.

WHEREAS, in order to effect such changes, the parties have agreed to amend that certain Employment Agreement by and between Company and Executive dated February 13, 2013 (the “Employment Agreement”).

NOW, THEREFORE, for and in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Section 1(a) of the Employment Agreement is deleted in its entirety and the following substituted in lieu thereof:

“(a) Effective as of the Effective Date, and during the Term (as defined below), Executive shall serve as Founder and Chief of Product Innovation of the Company and, for so long as Executive serves on the Company’s Board of Directors (the “Board”), the Board shall designate Executive as Executive Chairman of the Board. In addition, at each annual meeting of the stockholders of the Company after the Effective Date during the Term, the Company will nominate and recommend Executive for election to the Board at such meeting. Executive’s service as a member of the Board of the Company will be without any additional compensation therefor other than that specified in the Employment Agreement as modified by this Amendment. In his capacity as Founder, Executive Chairman of the Board and Chief of Product Innovation, Executive shall (i) for so long as he is elected to the Board by the stockholders of the Company, have the customary duties and responsibilities of a Chairman of the Board of a corporation of a similar size and status as the Company; (ii) consult with the Chief Executive Officer of the Company (the “CEO”) on matters related to the strategy and vision for the Company, development and implementation of its existing product portfolio and new products, carrier relations and the growth and management of the AgileHealthInsurance business and the HealthPocket business; and (iii) be responsible for performing such other duties and exercising such other powers which the Board may from time to time assign to Executive.”

2. Section 2 of the Employment Agreement is deleted in its entirety and the following substituted in lieu thereof:

“Term. As used herein, the “Term” means the period commencing on the Effective Date and ending on December 31, 2016. The Term shall be automatically extended for successive one-year periods unless Executive or the Company gives written notice of termination on or before the 30th day prior to the expiration of any Term of its desire not to renew the Term. Any such renewal shall be upon the terms and conditions set forth herein unless otherwise agreed between the Company and Executive. In the event that the Company gives written notice that it does not intend to renew the Term, following the end of the Term, the Executive shall be entitled to the Termination Benefit (as described in Section 4(b)(iii)). As a condition to Company’s obligations, if any, to pay the Termination Benefit, Executive shall have executed, delivered and not revoked a general release in the form attached hereto as Exhibit A (the “Release”) in accordance with the procedures set forth in Section 4(c)(ii) of the Employment Agreement as modified by this Amendment.”

3. Section 3(a) of the Employment Agreement is deleted in its entirety and the following substituted in lieu thereof:

“(a) The Company agrees to pay Executive a salary in cash (the “Salary”), as compensation for the services to be performed by Executive, at the rate of $530,000 per calendar year, paid in accordance with the Company’s customary payroll procedures, but in no event less frequently than monthly, and subject to applicable withholding. During the Term, the Board shall have the right to (at its discretion) increase, but not decrease, Executive’s Salary, except the Board may decrease Executive’s Salary in connection with a base salary decrease that is generally applicable to all members of the Company’s senior management. Executive’s salary as in effect from time to time shall constitute his “Salary” for purposes of his Employment Agreement as modified by this Amendment. ”

4. Section 3(c) of the Employment Agreement is deleted in its entirety and Section 3(d) of the Employment Agreement is renumbered as Section 3(c).

5. The following new sections are inserted into the Employment Agreement as Sections 3(d), 3(e) and 3(f):

“(d) Executive shall be eligible to participate in any equity incentive plan, restricted share plan, share award plan, stock appreciation rights plan, stock option plan or similar plan adopted by the Company on the same terms and conditions applicable to other senior Company executives, with the amount of such awards to be determined by the Board in its sole discretion. Executive shall be eligible for an annual bonus and long term incentive awards as determined at the sole discretion of the Board. Executive’s target bonus under the Company’s management bonus plan will be equal to 75% of Executive’s Salary then in effect.

(e) On each annual anniversary of the Effective Date, at the sole discretion of the Board, Executive will be eligible for a target equity grant under the Health Insurance Innovations, Inc. Long Term Incentive Plan (the “LTI Plan”) equal to 100% of Executive’s Salary then in effect in stock appreciation rights (“SARs”) (as determined by the Black-Sholes option pricing model), with a strike price equal to the market closing price of the Company’s Class A common stock on the NASDAQ Global Market (or such other national securities exchange on which such common stock is then traded) on the applicable grant date. This annual grant of SARs, if awarded, will vest 25% on each of the first two anniversaries of the applicable grant date and 50% on the third anniversary of the applicable grant date. Annual awards of SARs under this Section 3(e) will be in substantially the same form, and contain substantially the same terms and conditions, as the Stock Appreciation Rights Award Agreement in the form attached hereto as Exhibit B (the “SARA Agreement”) (or such other award agreement as is made applicable to other members of the Company’s senior management).

(f) The Company shall cause Health Plan Intermediaries Holdings, LLC (“HPIH”) to maintain in force the existing John Hancock Term 10 life insurance policy on the life of Executive (the “Life Policy”) it currently owns until the earlier of (i) July 10, 2024 or (ii) ninety (90) days after the Termination Date for any termination of Executive other than by reason of his death. For so long as HPIH owns the Life Policy and pays the premium thereon, HPIH shall be designated as the sole beneficiary thereof. Executive shall cooperate fully with the Company in maintaining such Life Policy, including submitting to any required medical examinations and completing, executing and delivering such documentation and other written instruments as may be reasonably required by the insurance company. ”

6. The last two paragraphs of Section 4(a) of the Employment Agreement are deleted in their entirety and the following substituted in lieu thereof:

“As used herein, the term “Cause” shall mean (i) commission of a willful act of dishonesty in the course of Executive’s duties hereunder, (ii) conviction by a court of competent jurisdiction of, or plea of no contest to, a crime constituting a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude, following an opportunity by the Executive to appear and be heard by the Board, (iii) Executive’s performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders), or continued habitual intoxication, during working hours, (iv) Executive’s willful gross misconduct in the performance of his duties or refusal to perform his duties and responsibilities or to carry out the lawful directives of the Board, which, if capable of being cured shall not have been cured, within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment for such reason, or (v) Executive’s material non-compliance with the terms of this Agreement, which, if capable of being cured, shall not have been cured within 30 days after the Company shall have advised Executive in writing of its intention to terminate Executive’s employment for such reason.

As used herein, the term “Good Reason Event” shall mean without Executive’s prior written consent, (i) a material reduction of Executive’s duties, position or responsibilities (other than by reason of Executive not being re-elected to the Board by the stockholders of the Company after being nominated for a Board position by the Company), (ii) a significant reduction in Executive’s Salary as in effect immediately prior to such reduction or a material reduction in Executive’s benefits (other than (x) a reduction in Salary that is the result of an administrative or clerical error, and which is cured within 15 business days after the Company receives notice of such failure or (y) a reduction in Salary or benefits that is generally applicable to all members of the Company’s senior management), (iii) a material breach by the Company of this Agreement that is not cured within 30 days following the Company’s receipt of written notice of such breach from Executive, or (iv) the relocation of Executive’s principal place of employment outside of a 50 mile radius from the location of the Company’s offices in Tampa, Florida as of the Effective Date.”

7. Section 4(b)(i) of the Employment Agreement is modified by adding the following as Section 4(b)(i)(C):

“(C) subject to the LTI Plan and the applicable award agreement, unvested SARs awarded to Executive shall become fully vested and non-forfeitable as of the Termination Date, and such SARs shall remain exercisable until 5:00 p.m., Eastern time, on the date that is one year after the Termination Date.”

8. Section 4(b)(iii) of the Employment Agreement is modified by adding the following as Section 4(b)(iii)(D):

“(D) subject to the LTI Plan and the applicable award agreement, unvested SARs awarded to Executive shall become fully vested and non-forfeitable as of the Termination Date, and such SARs shall remain exercisable until 5:00 p.m., Eastern time, on the date that is one year after the Termination Date.”

9. Section 4(c)(ii) of the Employment Agreement is deleted in its entirety and the following substituted in lieu thereof:

“(ii) As a condition to the Company’s obligations, if any, to make any Accrued Bonus and Termination Benefit payment provided under this Section 4, Executive shall have executed and delivered the Release within forty-five (45) days of the Termination Date and not thereafter revoked the Release. Provided the revocation period specified in the Release has expired and Executive has not then revoked the Release, the first installment of the Termination Benefit will be paid within sixty (60) days of Executive’s Termination Date. Notwithstanding the foregoing, if the above-referenced sixty (60) day period begins in one taxable year of the Executive and ends in a second taxable year, the payments shall be made in the second taxable year (and within such sixty (60) day period). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Executive’s employment with the Company, and any payments made after the first such payment shall continue as provided herein. The Accrued Bonus shall be paid on the later of: (a) the time such bonus would have otherwise been paid; and (b) the sixtieth (60th) day after the Termination Date.”

10. Section 4(c) of the Employment Agreement is modified by adding the following as Section 4(c)(vi):

“(vi) In the event of the termination of Executive’s employment for any reason other than death, then Executive shall have the option for a period of ninety (90) days following the Termination Date (the “Option Period”), upon written notice to the Company during such Option Period, to require that the Company, at Company’s expense, use commercially reasonable efforts to cause to be transferred to him or any other entity designated by Executive the Life Policy, if the insurance company issuing the Life Policy permits such transfers. If transfers are permitted, the effective date of such transfer shall be the first business day after the expiration of the Option Period unless the Company agrees to an earlier date. As a condition of any such transfer, Executive must pay to HPIH, on or prior to the effective date of the transfer of ownership of the Life Policy, that portion of any premium paid by HPIH with respect to the Life Policy related to periods from and after the effective date of such transfer. From and after the effective date of the transfer of ownership of the Life Policy to Executive, or such entity designated by him, neither the Company nor HPIH shall have any further obligation to pay premiums thereon and Executive shall thereafter be responsible for payment of any future premiums connected with the Life Policy.”

11. The definition of “Company’s Business” set forth in Section 5(a) of the Employment Agreement is deleted in its entirety and the following substituted in lieu thereof:

““Company’s Business” means (i) developing and administering web-based individual and/or group health insurance plans and ancillary insurance products, (ii) designing and structuring data-driven individual and/or group health insurance plans and ancillary insurance products, (iii) marketing such individual and/or group health insurance plans and ancillary insurance products, (iv) managing relations with insureds, (v) the development and maintenance of insurance and call center-oriented software and information technology systems, (vi) the development and maintenance of information technology systems to facilitate the comparison of health insurance plans and (vii) any other business or commercial activity, in each case as conducted by the Company or any parent, subsidiary or other affiliate of the Company.”

12. Section 5(d) of the Employment Agreement is deleted in its entirety and the following substituted in lieu thereof:

“(d) Nonsolicitation of Customers and Vendors. Executive covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, knowingly induce, or attempt to induce, any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other person known by Executive to be transacting business with the Company or any subsidiary or affiliate of the Company (collectively the “Customers” and “Vendors”) to reduce or cease doing business with the Company or any such subsidiary or affiliate of the Company, or in any way to interfere with the relationship between any such Customer or Vendor, on the one hand, and the Company or any subsidiary or affiliate of the Company, on the other hand.”

13. Section 5(g) of the Employment Agreement is deleted in its entirety and the following substituted in lieu thereof:

“(g) Inventions and Patents. Executive acknowledges that all (i) inventions, innovations, improvements, developments, methods, designs, analysis, drawings, reports, processes,

novel concepts and all similar or related information (whether or not patentable) that relate to the Company’s or any of its subsidiaries’ or affiliates’ actual or anticipated businesses, (ii) research and development and (iii) existing or future products or services that are, to any extent, conceived, developed or made by Executive while employed by the Company or any subsidiary or affiliate of the Company (“Work Product”) belong to the Company or such subsidiary or affiliate. Executive shall promptly disclose such Work Product to the Board and, at the cost and expense of the Company, perform all actions reasonably necessary or requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).”

14. Section 9 of the Employment Agreement is deleted in its entirety and the following substituted in lieu thereof:

“Indemnification. The Company shall indemnify Executive for any act or omission done or not done in performance of Executive’s duties hereunder in accordance with the Company’s certificate of incorporation, by-laws, the Indemnification Agreement between the Company and Executive, dated as of May 10, 2013, and any other constituent document to the extent provided for any other officer or member of the Board. The Company’s obligations under this Section 9 shall survive any termination of this Agreement or Executive’s employment hereunder.”

15. Section 12 of the Employment Agreement is deleted in its entirety and the following substituted in lieu thereof:

“Governing Law. This Agreement shall be subject to and governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law that would require or permit the application of the laws of a jurisdiction other than the State of Florida and irrespective of the fact that the parties now or at any time may be residents of or engage in activities in a different state. Executive agrees that in the event of any dispute or claim arising under this Agreement, jurisdiction and venue shall be vested and proper, and Executive hereby consents to the jurisdiction of any court sitting in Tampa, Florida, including the United States District Court for the Middle District of Florida.”

16. Section 18 of the Employment Agreement is deleted in its entirety and the following substituted in lieu thereof:

“Non-disparagement. Executive agrees to not make any statements, written or oral, while employed by the Company and thereafter, which would be reasonably likely to disparage or damage the Company, its affiliates or subsidiaries or the personal or professional reputation of any present or former employees, officers or members of the managing or directorial boards or committees of the Company or its affiliates or subsidiaries. The Company agrees that it will instruct each of its and its affiliates’ and subsidiaries’ members, directors, managers, officers and employees not to make any disparaging communication regarding Executive, and no such person or entity will be authorized on the Company’s or any affiliate’s or subsidiary’s behalf to make any such disparaging communications regarding Executive.”

17. Executive hereby consents to the change in his position, responsibilities and Salary as aforesaid and agrees that same shall not trigger a “Good Reason Event” (as defined in the Employment Agreement and modified in this Amendment).

18. Exhibit A attached hereto shall be deemed attached to the Employment Agreement.

19. Exhibit B attached hereto shall be deemed attached to the Employment Agreement.

20. Except as specifically amended hereby, all terms and provisions of the Employment Agreement shall remain in full force and effect.

21. Capitalized terms used herein but not specifically defined herein shall, have the meanings ascribed to them in the Employment Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

“Company”

HEALTH INSURANCE INNOVATIONS, INC.

By:	/s/ Patrick R. McNamee
Patrick R. McNamee, President

“Executive”

By:	/s/ Michael W. Kosloske
Michael W. Kosloske

EXHIBIT A

FORM OF RELEASE

This RELEASE (“Release”) is granted effective as of the              day of                     , 20     by Michael W. Kosloske (the “Executive”) in favor of Health Insurance Innovations, Inc. (the “Company”) and the other Released Parties (as defined below). This is the Release referred to in the Employment Agreement by and between Company and Executive dated February 13, 2013 (the “Original Agreement”) as amended by the First Amendment to Employment Agreement, dated as of November 9, 2015, between the Company and the Executive (the “First Amendment”) (the Original Agreement and the First Amendment are herein collectively referred to as the “Employment Agreement”). The Executive gives this Release in consideration of the Company’s promises and covenants contained in the Employment Agreement, with respect to which this Release is an integral part.

1. Release of the Company. The Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, Executives, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which the Executive ever had or now has against the Released Parties, arising by reason of or in any way connected with or which may be traced either directly or indirectly to the employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors and the Executive, or the termination of that relationship, that the Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101, et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to the Executive under the Employment Agreement, the SARA Agreement (as defined in the Employment Agreement), the Indemnification Agreement, dated as of May 10, 2013 (the “Indemnification Agreement”) between the Company and the Executive, for any vested benefits under any employee benefit plan, or any other contractual obligations between the Company or its subsidiaries or affiliates and the Executive (including, without limitation, any other equity award agreement or indemnification agreement), or any indemnification obligations to the Executive under the Indemnification Agreement, Company’s certificate of incorporation, bylaws, operating agreement or other constituent document or any federal, state or local law or otherwise.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, the Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that the Executive has been advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of 21 calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven calendar days after the execution of this Release and that the Executive may revoke this Release within seven calendar days from the date of execution hereof.

The Executive agrees that he has carefully read this Release and is signing it voluntarily. The Executive acknowledges that he has had 21 days from receipt of this Release to review it prior to signing or that, if the Executive is signing this Release prior to the expiration of such 21- day period, the Executive is waiving his right to review the Release for such full 21-day period prior to signing it. The Executive has the right to revoke this release within seven days following the date of its execution by him. However, if the Executive revokes this Release within such seven-day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

THE EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

Name:	Michael W. Kosloske
Date:

EXHIBIT B

HEALTH INSURANCE INNOVATIONS, INC.

LONG TERM INCENTIVE PLAN

Stock Appreciation Rights Award Agreement

You have been granted Stock Appreciation Rights (this “Award”) on the following terms and subject to the provisions of Attachment A and the Long Term Incentive Plan (the “Plan”) of Health Insurance Innovations, Inc. (the “Company”). Unless defined in this Award (including Attachment A, this “Agreement”), capitalized terms will have the meanings assigned to them in the Plan. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you, the provisions of the Plan will prevail.

Participant	[●]

Number of Stock Appreciation Rights	[●] (each a “SAR”)

Exercise Price per SAR	$[●][1]

Grant Date	[●]

Expiration Date	[●], subject to earlier termination under Section 2(d) of Attachment A.

Vesting Schedule (subject to Section 2(c) and Section 2(d) of Attachment A)

Vesting	Subject to Section 2(c) and Section 2(d) of Attachment A, the SARs shall vest and become non-forfeitable in three tranches, on the following dates in the following amounts: [●]: # [●]: # [●]: #

[1]	NTD: Will be the closing price on grant date.

Attachment A

Stock Appreciation Rights Award Agreement

Terms and Conditions

Grant to: [●]

Section 1. Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants this Award to the Participant on the Grant Date on the terms set forth on the cover page of this Agreement, as more fully described in this Attachment A. This Award is granted under the Plan, which is incorporated herein by this reference and made a part of this Agreement.

Section 2. Terms of SAR.

(a) Generally. Subject to the terms and conditions of this Agreement and the Plan, each SAR constitutes an unfunded and unsecured promise of the Company to deliver to Participant, at the time such SAR is validly exercised, an amount, payable in the form of Shares, equal to the excess of (i) the Fair Market Value of one Share on the date of exercise, over (ii) the Exercise Price per SAR set forth on the cover page of this Agreement (the “Spread”).

(b) Exercisability. Subject to the terms and conditions of this Agreement and the Plan, a SAR may be exercised only after if it has vested and become exercisable under Section 2(c) or Section 2(d)(ii), and only before it has expired or been terminated under Section 2(d)(i), Section 2(d)(ii) or Section 2(d)(iii).

(c) Vesting, Generally.

(i) Subject to Section 2(d), the SARs shall vest and become exercisable in accordance with the Vesting Schedule set forth on the cover page of this Agreement.

(ii) If the Participant holds unvested SARs at the time a Change in Control occurs, the SARs shall become 100% vested and exercisable on the date of the Change in Control immediately prior to the consummation thereof.

(d) Accelerated Vesting; Termination.

(i) Except as otherwise provided in this Section 2(d), all of the SARs shall terminate at 5:00 p.m., Eastern time, on the Expiration Date set forth on the cover page of this Agreement, unless earlier terminated under subsections (ii) or (iii) below.

(ii) In the event of the Participant’s Termination of Service at any time due to Termination Upon Death, Termination For Disability, Termination Without Cause or Resignation For Good Reason, 100% of the SARs granted under this Agreement shall become vested and exercisable, and shall continue to be exercisable until 5:00 p.m., Eastern time, on the date that is one year after the Termination Date and at such time any unexercised SARs shall terminate, cease to be exercisable and by automatically forfeited to the Company without consideration. For purposes of this Agreement, Cause, Disability, Termination Upon Death, Termination For Disability, Termination Without Cause, Resignation For Good Reason and Termination Date shall have the respective meanings set forth in the Employment Agreement, dated February 13, 2013, as modified by the First Amendment to Employment Agreement, dated as of November 9, 2015, by and between the Participant and the Company.

(iii) In the event of the Participant’s Termination of Service at any time under circumstances not described in Section 2(d)(ii), all of the SARs shall terminate simultaneously with the Termination of Service on the Termination Date, including to the extent that the SARs are otherwise vested and exercisable as of the Termination Date, and shall automatically be forfeited to the Company without consideration, and, if otherwise vested and exercisable, shall cease to be exercisable.

For clarity, in no event shall any SAR be exercisable after the Expiration Date set forth on the cover page of this Agreement.

(e) Transferability. The SARs, and the Participant’s rights under this Agreement, shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant, other than by will or the law of descent and distribution, and any purported assignment, sale, transfer or other alienation not permitted hereunder shall be void. During the Participant’s lifetime, the SARs shall be exercisable only by the Participant.

Section 3. Exercise.

(a) When to Exercise. Except as otherwise provided in the Plan or this Agreement, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) may exercise his or her SARs that are then exercisable under Section 2, in whole or in part, by following the procedures set forth in this Section 3. If partially exercised, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) may thereafter exercise the remaining unexercised portion of the SARs, to the extent that they are then exercisable under Section 2, by following the procedures set forth in this Section 3.

(b) Election to Exercise. To exercise the SARs, the Participant (or in the case of exercise after the Participant’s death or incapacity, the Participant’s guardian, legal representative, heir or legatee, as the case may be) must deliver to the Secretary of the Company (or his or her designee) a written notice (or notice through another previously approved method, which could include a web-based or e-mail system) which sets forth the number of SARs being exercised, together with any additional documents as the Company may require. Each such notice must satisfy whatever then-current procedures apply to the SARs and must contain such representations, warranties and covenants as the Company requires. If someone other than the Participant exercises the SARs, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the SARs.

(c) Date of Exercise. The SARs shall be deemed to be exercised on the business day that the Company receives a fully executed and completed exercise notice. If an exercise notice is received on a day that is not a business day, or is received after 5:00 p.m., Eastern time, on a business day, then the SARs shall be deemed to be exercised on the first business day immediately following the day such notice is received by the Company.

(d) Settlement. Upon a valid exercise of SARs, the Participant shall be entitled to receive that number of Shares determined by dividing (i) (1) the total number of SARs then being exercised, multiplied by (2) the Spread on the date of exercise, by (ii) the Fair Market Value of one Share on the date of exercise.

(e) Fractional Shares. No fractional Shares shall be issued upon exercise of SARs, and if the number of Shares otherwise issuable under Section 3(d) upon an exercise of SARs includes a fraction of a Share, then upon such exercise the Participant shall be entitled to receive (i) the number of Shares determined under Section 3(d), rounded down to the nearest whole Share, plus (ii) an amount of cash equal to the Fair Market Value of one Share on the date of exercise, multiplied by such fraction of a Share.

(f) Withholding Requirements. The delivery of Shares upon settlement of SARs is conditioned on the Participant making arrangements satisfactory to the Company to enable the Company to satisfy all tax (or other governmental obligation) withholding requirements. In the event that there is any such withholding requirement upon an exercise of SARs, the Committee may, in its sole discretion and pursuant to such procedures as the Committee may require, permit the Participant to satisfy any such withholding requirement by having the Company withhold from the number of Shares otherwise issuable to the Participant upon such exercise a number of Shares having an aggregate Fair Market Value equal to the minimum amount required to be withheld. If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares withheld by the Company as provided above.

(g) Compliance with Law and Regulations. The SARs, their exercise and the obligation of the Company to issue Shares in settlement thereof are subject to all applicable federal and state laws, rules and regulations, including securities laws, to approvals by any government or regulatory agency as may be required, and to the rules, regulations and other requirements of the stock market or exchange upon which the Shares are then quoted, traded or listed. The Participant may not exercise a SAR if such exercise would violate any securities laws or other applicable law, rule, regulation or requirement.

Section 4. No Rights of Stockholder. A holder of a SAR, as such, shall not be entitled to vote or receive dividends or be deemed the holder of the Shares underlying the SAR for any purpose, nor shall anything contained in this Agreement be construed to confer upon the holder of a SAR, as such, any of the rights or obligations of a stockholder of the Company, unless and until Shares are actually issued to and held of record by such holder upon settlement of the SARs following valid exercise thereof.

Section 5. Change in Control. Without limiting the Committee’s power under the Plan, upon the occurrence of a Change in Control, the Committee is authorized (but not obligated) to make adjustments to the terms and conditions of the SARs without the need for the consent of the Participant, including, without limitation, the following (or any combination thereof):

(a) The Committee may provide for the continuation or assumption of the SARs and this Agreement by the acquiring or successor entity (or parent thereof), including the Company if it is the surviving entity, or for the substitution of the SARs and this Agreement with a substitute award with terms comparable to the SARs and this Agreement (in each case with appropriate adjustments as to the Exercise Price and the number and type of Shares (or other securities) underlying the Award or substitute award). The determination of such appropriate adjustments and comparability shall be made by the Committee.

(b) The Committee may provide for the cancellation of all or any portion of the SARs for their Intrinsic Value (payable in the form of cash, stock, securities, other property or any combination thereof) based upon the price per Share received or to be received by other stockholders of the Company in the Change in Control transaction. If at the time of a Change in Control such Intrinsic Value is equal to or less than zero (i.e., the Exercise Price of the SARs equals or exceeds the price per Share received or to be received by other stockholders of the Company in the Change in Control transaction), then the Committee may provide for the cancellation of the SARs without the payment of any consideration therefor.

Section 6. Miscellaneous Provisions.

(a) Notices. All notices, requests and other communications under this Agreement (other than a notice of exercise, which shall be provided in accordance with Section 3) shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission, as follows:

if to the Company, to:

Health Insurance Innovations, Inc.

15438 N. Florida Avenue, Suite 201

Tampa, Florida, 33613

Attention: President

Telecopy: (877) 376-5832

with a copy to (which shall not constitute notice hereunder):

Health Insurance Innovations, Inc.

15438 N. Florida Avenue, Suite 201

Tampa, Florida, 33613

Attention: Chief Financial Officer

Telecopy: (877) 376-5832

if to the Participant, to the address that the Participant most recently provided to the Company,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed received on the next succeeding business day in the place of receipt.

(b) Entire Agreement. This Agreement, the Plan and any other agreements referred to herein and therein and any attachments referred to herein or therein, constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.

(c) Amendment; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Committee may amend or modify this Agreement without the

Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.

(d) Successors and Assigns; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on anyone other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(e) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(f) Plan. The Participant acknowledges and understands that material definitions and provisions concerning this Award and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of the Plan.

(g) Governing Law. The Agreement shall be governed by the laws of the State of Florida, without application of the conflicts of law principles thereof.

(h) No Right to Continued Service. The granting of the Award evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the service of the Participant and shall not lessen or affect the right that the Company or any Affiliate may have to terminate the service of the Participant.

(i) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

HEALTH INSURANCE INNOVATIONS, INC.

By:
Patrick R. McNamee
President

PARTICIPANT

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